SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No.: 0      )*



Name of issuer:                    Northrop Grumman Corp.


Title of Class of Securities:      Common Stock


CUSIP Number:                 666807102


     Check the following [space] if a fee is being paid with this
     statement: X       .  (A fee is not required only if the filing
     person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(Continued on the following page(s))

                               Page 1 of 4 Pages

                                      13G

CUSIP No.:  666807102                             Page 2 of 4 Pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Vanguard Wellington Fund, Inc.

2.   CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP

     A.                            B.          X

3.   SEC USE ONLY




4.   CITIZENSHIP OF PLACE OF ORGANIZATION

          Maryland

(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)

5.   SOLE VOTING POWER

                    2,628,8000

6.   SHARED VOTING POWER

                    -0-

7.   SOLE DISPOSITIVE POWER

                    -0-

8.   SHARED DISPOSITIVE POWER

                    2,628,8000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,628,8000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.34


12.  TYPE OF REPORTING PERSON

                    IV

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   __________

                                  SCHEDULE 13G
                        Under the Securities Act of 1934
                                   __________



Check the following [line] if a fee is being paid with this statement X

Item 1(a) - Name of Issuer:

                    Northrop Grumman Corp.


Item 1(b) - Address of Issuer's Principal Executive Offices:

          1840 Century Park, East, Los Angles, CA  90067

Item 2(a) - Name of Person Filing:


                    Vanguard Wellington Fund, Inc.

Item 2(b) - Title of Class of Securities:


                    Common Stock

Item 2(e) - CUSIP Number

                    666807102


Item 3 - Type of Filing:


     This statement is being filed pursuant to Rule 13d-1. The person filing is an investment company registered under Section 8 of the Investment Company Act.


Item 4 - Ownership:


     (a) Amount Beneficially Owned:

                    2,628,8000


     (b) Percent of Class:


                    5.34
                               Page 3 of 4 Pages




     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or direct to vote:   2,628,8000

          (ii)  shared power to vote or direct to vote:     -0-

          (iii) sole power to dispose of or to direct the disposition of:
               -0-

          (iv)  shared power to dispose or to direct the disposition of:
               2,628,8000

Item 5 - Ownership of Five Percent or Less of a Class:

     Not applicable

Item 6 - Ownership of More Than Five Percent on Behalf of Another Person:

     Not applicable

Item 7 - Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on by the Parent Holding Company:

     Not applicable

Item 8 - Identification and Classification of Members of Group:

     Not applicable

Item 9 - Notice of Dissolution of Group:

     Not applicable

Item 10 - Certification:

     By signing below I certify than, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date      2-10-95                  By /s/  Raymond J. Klapinsky
                                     Raymond J. Klapinsky


                               Page 4 of 4 Pages